CERTIFICATE OF AMENDMENT
                                     OF THE
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                      SAFETY COMPONENTS INTERNATIONAL, INC.

     Safety Components International, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

     1. The present name of the corporation is Safety Components International, Inc. (the "Corporation"), and the Corporation was originally incorporated under the name Safety Systems International, Inc.; and the date of filing the original Certificate of Incorporation of the Corporation with the Secretary of the State of Delaware is January 12, 1994.

     2. The Corporation filed an Amended and Restated Certificate of Incorporation on February 1, 1994 with the Secretary of the State of Delaware, an amendment to the Amended and Restated Certificate of Incorporation on February 7, 1994 and an amendment to the Amended and Restated Certificate of Incorporation on October 31, 1995.

     3. On April 10, 2000, the Corporation commenced cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss. 101-130 (as amended, the "Bankruptcy Code"), in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court").

     4. The amendment of the Amended and Restated Certificate of Incorporation herein certified has been approved by the Bankruptcy Court as part of its order (the "Confirmation Order"), dated as of August 31, 2000, approving and confirming the Corporation's plan of reorganization (the "Plan of Reorganization") pursuant to applicable provisions of the Bankruptcy Code. This amendment of the Amended and Restated Certificate of Incorporation is being filed pursuant to Section 303 of the General Corporation Law of the State of Delaware.

     5. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Articles First through Eleventh thereof and by substituting in lieu of said Articles the following new Articles:

     FIRST: Name. The name of the Corporation is Safety Components International, Inc.

     SECOND: Registered Office. The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, State of Delaware, 19808. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

     THIRD: Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

     FOURTH: Capitalization.

     SECTION 1. Authorized Capital. The total number of shares of stock which the Corporation shall have authority to issue is twenty-five million (25,000,000) shares, of which twenty million (20,000,000) shares shall be common stock, par value $.01 per share ("Common Stock"), and five million (5,000,000) shares shall be preferred stock, ("Preferred Stock"). The common stock and preferred stock, when issued, shall have such rights with respect to dividends, liquidation, voting, and other matters as set forth hereinbelow, in the Corporation's Amended Bylaws and as provided under applicable non-bankruptcy law; provided, however, that no such common stock and preferred stock shall be nonvoting shares.

     SECTION 2. Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock are as follows:

     The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with voting powers, and with such other designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

     (a) The designation of the series and the number of shares to constitute the series;

     (b) The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative or noncumulative;

     (c) Whether the shares of the series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

     (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

     (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

     (f) The extent to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

     (g) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

     (h) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

     SECTION 3. Common Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Common Stock are as follows:

     Subject to the prior or equal rights, if any, of the Preferred Stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held, and (iii) to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

     FIFTH: (a) Classification of Board of Directors. The Board of Directors shall consist of five directors; provided, that the number of directors may be increased from time to time by resolution adopted by the affirmative vote of a majority of the Continuing Directors (as defined in Article Seventh below). The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. At the 2001 annual meeting of shareholders, Class I directors shall be elected for a one-year term, Class II directors for a two-year term and Class III directors for a three-year term. At each succeeding annual meeting of shareholders beginning in 2002, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of the class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, such directors so elected shall not be divided into classes pursuant to this Article FIFTH, Section (a), and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this Article FIFTH, Section (a), in each case unless expressly provided by such terms.

     (b) Amendment or Repeal. Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions set forth in this Article FIFTH may not be repealed or amended in any respect, unless such action is approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by Section 242(b)(1) of the Delaware General Corporation Law) or (b) the affirmative vote of the holders of (i) eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors voting as a single class, and (ii) if an Interested Stockholder (as defined in Article SEVENTH below) is proposing such amendment, sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of the capital stock of the Corporation entitled to vote generally for the election of directors which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class.

     SIXTH: Stockholder Action. From and subsequent to the effective date of the initial public offering by the Corporation of shares of Common Stock and subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders pursuant to this Certificate of Incorporation or under applicable law may be effected only at a duly called annual or special meeting of stockholders and with a vote thereat, and may not be effected by consent in writing. Except as otherwise required by law and subject to the rights of any series of Preferred Stock, annual meetings may be called only by the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors, or by the Chairman of the Board of Directors, the President or the Chief Executive Officer, and special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors, the President, the Chief Executive Officer or the Board of Directors pursuant to a resolution approved by a majority of the members of the Board of Directors. Subject to the rights of holders of any series of Preferred Stock, stockholders are not permitted to call an annual meeting and, subject to the rights of holders of any series of Preferred Stock, stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such an annual or special meeting.

     SEVENTH: Certain Business Combinations.

     SECTION 1. Stockholder Approval. In addition to any affirmative vote required by or other conditions to be complied with pursuant to applicable law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article SEVENTH,

     (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) an Interested Stockholder (as hereinafter defined) or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are hereinafter defined) of an Interested Stockholder, or

     (b) any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition (in one transaction or a series of transactions) to or with (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition would be, an Affiliate or Associate of an Interested Stockholder, directly or indirectly, of assets of the Corporation (including, without limitation, any voting securities of a Subsidiary) or any Subsidiary, or both, having an aggregate Fair Market Value (as hereinafter defined) of one million dollars ($1,000,000) or more, or

     (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or series of transactions) of any securities of the Corporation or any Subsidiary, or both, to (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such issuance or transfer would be, an Affiliate or Associate of an Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of one million dollars ($1,000,000) or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which convertible securities were not acquired by such Interested Stockholder (or such Affiliate or Associate) from the Corporation or a Subsidiary subsequent to the time the Interested Stockholder became an Interested Stockholder, or

     (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder, or

     (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary directly or indirectly beneficially owned by (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such reclassification, recapitalization, merger or consolidation or other transaction would be, an Affiliate or Associate of an Interested Stockholder; shall not be consummated unless (x) such consummation shall have been approved by the affirmative vote of the holders of record of outstanding shares representing (i) at least eighty percent (80%) of the voting power of the then outstanding Voting Shares (as hereinafter defined) of the Corporation, voting together as a single class and (ii) at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding Voting Shares of the Corporation, voting together as a single class, which are not beneficially owned, directly or indirectly, by such Interested Stockholder(s) and (y) such transaction shall either (A) meet the criteria set forth in Section 2, paragraphs (a) through (f) of this Article Seventh or (B) if such criteria are not met, the Corporation shall, prior to the Corporation's stockholders approving such transaction, obtain the advice of a financial advisor to the effect that such transaction is fair to the holders of Voting Shares other than the Interested Stockholder; provided, however, that meeting such criteria will not be deemed to mean that the Continuing Directors are required to vote in favor of such transaction. The requirements of clauses (x) and (y) of the preceding sentence shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in this Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

     SECTION 2. Alternative Procedural Requirements. The provisions of Section 1 of this Article Seventh shall not be applicable to any particular Business Combination (as hereinafter defined), and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined). The approval of a majority of the Continuing Directors shall be required to render Section 1 of this Article Seventh inapplicable to a Business Combination with an Interested Stockholder whether or not the particular Business Combination meets the criteria set forth in paragraphs (a) through (f) below; provided, however, that meeting such criteria shall not be deemed to mean that the Continuing Directors are required to vote in favor of the proposed Business Combination.

     The criteria referred to in the preceding paragraph are as follows:

     (a) The transaction constituting the Business Combination shall provide for consideration to be received by all holders of Common Stock in exchange for all shares of their Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

          (i) if applicable, the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of Common Stock beneficially owned by an Interested Stockholder (1) within the two-year period immediately prior to the Announcement Date (as hereinafter defined), (2) within the two-year period immediately prior to the Determination Date (as hereinafter defined) or (3) in the transaction in which it became an Interested Stockholder, whichever is highest; or

          (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the Determination Date, whichever is higher;

     (b) If the transaction constituting the Business Combination shall provide for consideration to be received by holders of any class or series of outstanding Voting Shares other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such class or series of Voting Shares shall be at least equal to the highest of the following (it being intended that the requirements of this subsection (b) shall be required to be met with respect to every class and series of outstanding Voting Shares, whether or not an Interested Stockholder has previously acquired any shares of a particular class of Voting Shares):

          (i) if applicable, the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid in order to acquire any shares of such class or series of Voting Shares beneficially owned by an Interested Stockholder (1) within the two-year period immediately prior to the Announcement Date, (2) within the two-year period immediately prior to the Determination Date or (3) in the transaction in which it became an Interested Stockholder, whichever is highest; or

          (ii) the Fair Market Value per share of such class or series of Voting Shares on the Announcement Date or the Determination Date, whichever is higher; or

          (iii) if applicable, the highest preferential amount per share to which the holders of shares of such class or series of Voting Shares are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

     (c) The consideration to be received by holders of a particular class or series of outstanding Voting Shares (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Shares which are beneficially owned by an Interested Stockholder and, if an Interested Stockholder beneficially owns shares of any class or series of Voting Shares which were acquired with varying forms of consideration, the form of consideration for such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares beneficially owned by it. The price determined in accordance with subsections (a) and (b) of this Section 2 shall be subject to appropriate adjustment in the event of any recapitalization, stock dividend, stock split, combination of shares or similar event;

     (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

          (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation;


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


          (ii) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) no failure to increase such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Continuing Directors; and

          (iii) such Interested Stockholder shall not have become the beneficial owner of any additional Voting Shares except as part of the transaction in which it became an Interested Stockholder or except as approved by a majority of the Continuing Directors;

     (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder or except as approved by a majority of the Continuing Directors), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

     (f) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules or regulations) shall be mailed to the stockholders of the Corporation, not later than the earlier of (i) 30 days prior to any vote on the proposed Business Combination or (ii) if no vote on such Business Combination is required, 60 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of Voting Shares other than an Interested Stockholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

     SECTION 3. Certain Definitions. For the purposes of this Article:

     (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.


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


     (b) "Announcement Date" shall mean the date of the first public announcement of the proposed Business Combination.

     (c) A Person shall be a "beneficial owner" of any Voting Shares:

          (i) which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

          (ii) which such Person or any of its Affiliates or Associates has (1) the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise of (2) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

          (iii) which is beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

     (d) "Business Combination" shall mean any transaction which is referred to in any one or more of subsections (a) through (e) of Section 1 of this Article SEVENTH.

     (e) "Continuing Director" shall mean any member of the Board who is unaffiliated with, and not a nominee of, an "Interested Stockholder," and was a member of the Board prior to the time that such Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director who is unaffiliated with, and not a nominee of, an Interested Stockholder and is approved to succeed a "Continuing Director" by a majority of Continuing Directors then on the Board.

     (f) "Determination Date" shall mean the date on which the Interested Stockholder became an Interested Stockholder.

     (g) "Fair Market Value" shall mean: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Shares, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.


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


     (h) "Interested Stockholder" shall mean any Person or entity (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or any Subsidiary of the Corporation or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, or any Person or entity who acquires beneficial ownership of more than 15% of the outstanding Voting Shares with the prior approval of a majority of the Continuing Directors), who or which:

          (i) is the beneficial owner, directly or indirectly, of more than 15% of the combined voting power of the then outstanding Voting Shares; or

          (ii) is an assignee of or has otherwise succeeded to the beneficial ownership of any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder.

Notwithstanding the foregoing, no Person or entity shall become an Interested Stockholder as the result of an acquisition of Voting Shares by the Corporation which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Voting Shares of the Corporation then outstanding; provided, however, that if a Person or entity shall become the beneficial owner of 15% or more of the Voting Shares of the Corporation then outstanding by reason of shares purchased by the Corporation, and after such purchases by the Corporation becomes the beneficial owner of any additional Voting Shares of the Corporation, then such Person or entity shall be deemed to be an Interested Stockholder.

For purposes of determining whether a Person is an "Interested Stockholder," the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of subsection (c) above but shall not include any Voting Shares beneficially owned by any Person other than the Interested Stockholder which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     (i) "Person" shall mean any individual, firm, trust, partnership, association, corporation, unincorporated organization or other entity (other than the Corporation, any Subsidiary of the Corporation for itself or as a fiduciary for customers, or a trustee holding stock for the benefit of the employees of the Corporation or its Subsidiaries, or any one of them, pursuant to one or more employee benefit plans or arrangements), as well as two or more persons acting as a partnership, limited partnership, syndicate, association or other group for the purpose of acquiring, holding or disposing of shares of stock.

     (j) "Subsidiary" shall mean any corporation, partnership or other entity of which a majority of any class of equity security (as defined in Rule 3a(11)-1 of the General Rules and Regulations under the Exchange Act), is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth above in subsection (h), the term "Subsidiary" shall mean only a corporation, partnership or other entity of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the Corporation.

     (k) "Voting Shares" shall mean shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors.

     SECTION 4. Determinations by the Board. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Seventh including, without limitation, (i) whether a Person is an Interested Stockholder, (ii) the number of Voting Shares beneficially owned by any Person,
(iii) whether a Person is an Affiliate or Associate of another, (iv) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of one million dollars ($1,000,000) or more, (v) whether the requirements of Section 2 of this Article Seventh have been met and (vi) such other matters with respect to which a determination is required under this Article Seventh. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Article Seventh, and no director will have any liability to the Corporation or any other Person by reason of any such determination so made.

     SECTION 5. Fiduciary Obligations. Nothing contained in this Article Seventh shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

     The fact that any Business Combination complies with the provisions of
Section 2 of this Article Seventh shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner of the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     SECTION 6. Amendment or Repeal. Notwithstanding anything in this Certificate of Incorporation to the contrary, the provisions set forth in this Article Seventh may not be repealed or amended in any respect, unless such action is approved by either (a) a majority of the Continuing Directors (in addition to the vote otherwise required by Section 242(b)(1) of the Delaware General Corporation Law) or (b) the affirmative vote of the holders of (i) eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors voting as a single class, and (ii) if an Interested Stockholder is proposing such amendment, sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of capital stock of the Corporation entitled to vote generally for the election of directors which are not beneficially owned, directly or indirectly, by such Interested Stockholder, voting as a single class.


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


     EIGHTH: Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit, or
(v) for any act or omission occurring prior to the date when the provision becomes effective. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     NINTH: Indemnification and Advancement of Expenses.

     SECTION 1. Indemnification. Except as otherwise provided in the Plan of Reorganization or the Confirmation Order approving such plan, the Corporation shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while service as a director, officer, employee or agent, to the maximum extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, excise taxes or penalties pursuant to the Employee Retirement Income Security Act of 1974, as amended, and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article Ninth shall be a contract right and shall include the right to be paid by the Corporation for the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the General Corporation Law of the


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


 State of Delaware so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article Ninth or otherwise.

     SECTION 2. Nonexclusivity. The right to indemnification and advancement of expenses conferred on any person by this Article Ninth shall not limit the Corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other with which any such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

     SECTION 3. Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     TENTH: Amendment of By-Laws. The Board of Directors shall have power to make, amend and repeal the By-Laws. Any By-Laws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders.

     ELEVENTH: Amendment of Certification of Incorporation. The Corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


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


     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name this ______ day of October, 2000.

                                      SAFETY COMPONENTS INTERNATIONAL, INC.



                                      By:
                                           ---------------------------------
                                           John C. Corey
                                           President and Chief Operating Officer


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